The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these notes and we are not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated August 31, 2026

PRICING SUPPLEMENT dated September   , 2026

(To Product Supplement No. WF2 dated March 25, 2025,
Underlying Supplement No. ELN-1 dated March 25, 2025,

Prospectus Supplement dated March 25, 2025

and Prospectus dated March 25, 2025)

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-285508
Bank of Montreal Senior Medium-Term Notes, Series K Equity Index Linked Notes
Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due July 5, 2029
■	Linked to the Dow Jones Industrial Average® (the “Underlier”)
■	Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes provide for a maturity payment amount that may be greater than or equal to the principal amount of the notes, depending on the performance of the Underlier from the starting value to the ending value. The maturity payment amount will reflect the following terms:
■	If the value of the Underlier increases, you will receive the principal amount plus a positive return equal to 100% of the percentage increase in the value of the Underlier from the starting value, subject to a maximum return at maturity of at least 18.20% (to be determined on the pricing date) of the principal amount. As a result of the maximum return, the maximum maturity payment amount will be at least $1,182.00
■	If the value of the Underlier remains flat or decreases, you will receive the principal amount, but you will not receive any positive return on your investment
■	Repayment of principal at maturity regardless of Underlier performance (subject to credit risk)
■	All payments on the notes are subject to the credit risk of Bank of Montreal, and you will have no ability to pursue any securities included in the Underlier for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity

On the date of this preliminary pricing supplement, the estimated initial value of the notes is $962.60 per note. The estimated initial value of the notes at pricing may differ from this value but will not be less than $912.00 per note. However, as discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Notes” in this pricing supplement.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-8 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-2 of the prospectus supplement and page 9 of the prospectus.

The notes are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the notes are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The notes are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

The notes are not bail-inable notes and are not subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Note	$1,000.00	$30.75	$969.25
Total
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the notes and is acting as principal. See “Terms of the Notes—Agent” and “Estimated Value of the Notes” in this pricing supplement for further information.
(2)	In respect of certain notes sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $2.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Wells Fargo Securities

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due July 5, 2029

Terms of the Notes

Issuer:	Bank of Montreal.
Market Measure:	Dow Jones Industrial Average® (the “Underlier”) (Bloomberg ticker symbol: INDU).
Pricing Date*:	September 29, 2026.
Issue Date*:	October 2, 2026.
Original Offering Price:	$1,000 per note.
Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per note will equal:

•    if the ending value is greater than the starting value: $1,000 plus the lesser of:

(i) $1,000 × underlier return × upside participation rate; and

(ii) the maximum return; or

•    if the ending value is less than or equal to the starting value: $1,000

Stated Maturity Date*:	July 5, 2029, subject to postponement. The notes are not subject to redemption by Bank of Montreal or repayment at the option of any holder of the notes prior to the stated maturity date.
Starting Value:	, the closing value of the Underlier on the pricing date.
Closing Value:	Closing value has the meaning assigned to “closing level” set forth under “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Certain Definitions” in the accompanying product supplement.
Ending Value:	The “ending value” will be the closing value of the Underlier on the calculation day.
Maximum Return:	The “maximum return” will be determined on the pricing date and will be at least 18.20% of the principal amount per note (at least $182.00 per note). As a result of the maximum return, the maximum maturity payment amount will be at least $1,182.00 per note.
Upside Participation Rate:	100%.
Underlier Return:	The “underlier return” is the percentage change from the starting value to the ending value, measured as follows: ending value – starting value starting value
Calculation Day*:	June 29, 2029, subject to postponement.
Market Disruption Events and Postponement Provisions:

The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation day and the stated maturity date, see “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”).
Material Tax Consequences:	For a discussion of material U.S. federal income and certain estate tax consequences and Canadian federal income tax consequences of the ownership and disposition of the notes, see “United States Federal Income Tax Considerations” below and the sections of the product supplement entitled “United States Federal Income Tax Considerations” and “Canadian Federal Income Tax Consequences.”

PRS-2

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due July 5, 2029

Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. The agent will receive an agent discount of up to $30.75 per note. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of $20.00 per note. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per note of the agent discount that it receives to WFA as a distribution expense fee for each note sold by WFA.

In addition, in respect of certain notes sold in this offering, BMOCM may pay a fee of up to $2.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the notes. If WFS or any other dealer participating in the distribution of the notes or any of their affiliates conduct hedging activities for us in connection with the notes, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the notes to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06376MBN3

________________________

*	To the extent that we make any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in our discretion to ensure that the term of the notes remains the same.

PRS-3

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due July 5, 2029

Additional Information About the Issuer and the Notes

You should read this pricing supplement together with product supplement no. WF2 dated March 25, 2025, underlying supplement no. ELN-1 dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025 for additional information about the notes. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the product supplement, underlying supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. WF2 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004730/z321252424b2.htm

•	Underlying Supplement No. ELN-1 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004728/r321250424b2.htm

•	Prospectus Supplement and Prospectus dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

PRS-4

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due July 5, 2029

Estimated Value of the Notes

Our estimated initial value of the notes equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes is based on market conditions at the time it is calculated.

For more information about the estimated initial value of the notes, see “Selected Risk Considerations” below.

PRS-5

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due July 5, 2029

Investor Considerations

The notes are not appropriate for all investors. The notes may be an appropriate investment for investors who:

▪	seek exposure to any upside performance of the Underlier, without exposure to any decline in the Underlier, by:

▪	participating at the upside participation rate in the upside performance of the Underlier if the ending value is greater than the starting value, subject to the maximum return at maturity; and

▪	providing for the repayment of the principal amount at maturity regardless of the performance of the Underlier (subject to the credit risk of Bank of Montreal);

▪	are willing to accept the risk that, if the ending value is less than or equal to the starting value, the notes will only pay the principal amount per note and they will not receive any positive return on the notes at maturity;

▪	are willing to forgo interest payments on the notes and dividends on the securities included in the Underlier; and

▪	are willing to hold the notes until maturity.

The notes may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

▪	anticipate that the ending value will be less than or equal to the starting value, or are unwilling or unable to accept the risk that, if it is, the notes will only pay the principal amount per note at maturity and they will not receive any positive return on the notes at maturity;

▪	seek uncapped exposure to the upside performance of the Underlier;

▪	are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

▪	seek current income over the term of the notes;

▪	are unwilling to accept the risk of exposure to the Underlier;

▪	seek exposure to the Underlier but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the notes;

▪	are unwilling to accept the credit risk of Bank of Montreal to obtain exposure to the Underlier generally, or to the exposure to the Underlier that the notes provide specifically; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the sections titled “Selected Risk Considerations” herein and “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes. For more information about the Underlier, please see the section titled “The Underlier” below.

PRS-6

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due July 5, 2029

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

PRS-7

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due July 5, 2029

Selected Risk Considerations

The notes have complex features and investing in the notes will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of the risks relating to the notes generally in the “Risk Factors” section of the accompanying product supplement and prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the notes in light of your particular circumstances.

Risks Relating To The Notes Generally

You May Not Receive Any Positive Return On The Notes.

You will receive a positive return on the notes only if the ending value is greater than the starting value. Because the value of the Underlier will be subject to market fluctuations, the ending value may be less than the starting value, in which case the maturity payment amount will only be the principal amount of your notes. Even if the ending value is greater than the starting value, the maturity payment amount may only be slightly greater than the principal amount, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Bank of Montreal or another issuer with a similar credit rating with the same stated maturity date.

Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Securities Included In The Underlier.

Your return on the notes will be subject to the maximum return. The opportunity to participate in the possible increases in the value of the Underlier through an investment in the notes will be limited because any positive return on the notes will not exceed the maximum return. Therefore, your return on the notes may be lower than the return on a direct investment in the securities included in the Underlier.

The Notes Do Not Pay Interest.

The notes will not pay any interest. Accordingly, you should not invest in the notes if you seek current income during the term of the notes.

The Notes Are Subject To Credit Risk.

The notes are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the notes are subject to our creditworthiness and you will have no ability to pursue any securities included in the Underlier for payment. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations under the notes, you may not receive the amounts owed to you under the terms of the notes.

You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

If you are a U.S. investor in a note that is treated as a “contingent payment debt instrument” for U.S. federal income tax purposes, you generally will be required to recognize taxable income with respect to the note prior to its maturity, even though you will not receive any payment on the notes prior to maturity. In addition, your gain, if any, with respect to such notes generally will be treated as ordinary income rather than capital gain. See “United States Federal Income Tax Considerations” below and in the accompanying product supplement.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date may be postponed. For additional information, see “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement.

Risks Relating To The Estimated Value Of The Notes And Any Secondary Market

The Estimated Value Of The Notes On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The original offering price of the notes may exceed our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the original offering price, but are not included in the estimated value. These costs will include any agent discount and selling concessions and the cost of hedging our obligations under the notes through one or more hedge counterparties (which may be one or more of our affiliates or an agent or its affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

PRS-8

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due July 5, 2029

The Terms Of The Notes Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the notes, we use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.

Our initial estimated value of the notes was derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Underlier, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors discussed in the next risk factor. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your notes in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the notes at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the notes at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the notes that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. WFS has advised us that, if you hold the notes through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the notes on your brokerage account statement. If you hold your notes through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS, WFA or any of their affiliates.

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by the then-current value of the Underlier, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which are described in more detail in the accompanying product supplement, are expected to affect the value of the notes: performance of the Underlier; interest rates; volatility of the Underlier; time remaining to maturity; and dividend yields on the securities included in the Underlier. When we refer to the “value” of your notes, we mean the value you could receive for your notes if you are able to sell them in the open market before the stated maturity date.

In addition to these factors, the value of the notes will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the value of the Underlier. Because numerous factors are expected to affect the value of the notes, changes in the value of the Underlier may not result in a comparable change in the value of the notes. We anticipate that the value of the notes will always be at a discount to the principal amount plus the maximum return.

PRS-9

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due July 5, 2029

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

Risks Relating To The Underlier

The Maturity Payment Amount Will Depend Upon The Performance Of The Underlier And Therefore The Notes Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Notes Is Not The Same As Investing In The Underlier. Investing in the notes is not equivalent to investing in the Underlier. As an investor in the notes, your return will not reflect the return you would realize if you actually owned and held the securities included in the Underlier for a period similar to the term of the notes because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the notes, you will not have any voting rights or any other rights that holders of the securities included in the Underlier would have.

•	Historical Values Of The Underlier Should Not Be Taken As An Indication Of The Future Performance Of The Underlier During The Term Of The Notes.

•	Changes That Affect The Underlier May Adversely Affect The Value Of The Notes And The Maturity Payment Amount.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Underlier.

•	We And Our Affiliates Have No Affiliation With The Underlier Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the notes, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the notes. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the notes. BMOCM, which is our affiliate, will be the calculation agent for the notes. As calculation agent, BMOCM will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the notes. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the notes. See the sections entitled “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Market Disruption Events,” “—Adjustments to an Index” and “—Discontinuance of an Index” in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the notes, and BMOCM’s determinations as calculation agent may adversely affect your return on the notes.

•	The estimated value of the notes was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the value of the Underlier.

PRS-10

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due July 5, 2029

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Underlier may adversely affect the value of the Underlier.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Underlier.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Underlier.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or other fee, creating a further incentive for the participating dealer to sell the notes to you.

PRS-11

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due July 5, 2029

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 principal amount note on a hypothetical offering of notes under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting value. The hypothetical starting value of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting value. The actual starting value will be determined on the pricing date and will be set forth under “Terms of the Notes” above. For actual historical data of the Underlier, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the notes for $1,000 per note. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the notes.

Upside Participation Rate:	100%
Hypothetical Maximum Return:	18.20% or $182.00 per note (the lowest possible maximum return that may be determined on the pricing date)
Hypothetical Starting Value:	100.00

Hypothetical Payout Profile

PRS-12

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due July 5, 2029

Hypothetical Returns

Hypothetical ending value	Hypothetical underlier return(1)	Hypothetical maturity payment amount per note	Hypothetical pre-tax total rate of return(2)
200.00	100.00%	$1,182.00	18.20%
175.00	75.00%	$1,182.00	18.20%
150.00	50.00%	$1,182.00	18.20%
140.00	40.00%	$1,182.00	18.20%
130.00	30.00%	$1,182.00	18.20%
120.00	20.00%	$1,182.00	18.20%
118.20	18.20%	$1,182.00	18.20%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
25.00	-75.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

(1)	The underlier return is equal to the percentage change from the starting value to the ending value (i.e., the ending value minus the starting value, divided by the starting value).

(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per note to the principal amount of $1,000.

PRS-13

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due July 5, 2029

Hypothetical Examples

Example 1. Maturity payment amount is greater than the principal amount and reflects a return that is less than the maximum return:

The Underlier
Hypothetical starting value:	100.00
Hypothetical ending value:	110.00
Hypothetical underlier return:	10.00%

Because the hypothetical ending value is greater than the hypothetical starting value, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:

(i)	$1,000 × underlier return × upside participation rate

$1,000 × 10.00% × 100.00%

= $100.00; and

(ii)	the maximum return of $182.00

On the stated maturity date, you would receive $1,100.00 per note.

Example 2. Maturity payment amount is greater than the principal amount and reflects a return equal to the maximum return:

The Underlier
Hypothetical starting value:	100.00
Hypothetical ending value:	150.00
Hypothetical underlier return:	50.00%

Because the hypothetical ending value is greater than the hypothetical starting value, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:

(i)	$1,000 × underlier return × upside participation rate

$1,000 × 50.00% × 100.00%

= $500.00; and

(ii)	the maximum return of $182.00

On the stated maturity date, you would receive $1,182.00 per note, which is the maximum maturity payment amount.

PRS-14

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due July 5, 2029

Example 3. Maturity payment amount is equal to the principal amount:

The Underlier
Hypothetical starting value:	100.00
Hypothetical ending value:	50.00
Hypothetical underlier return:	-50.00%

Because the hypothetical ending value is less than the hypothetical starting value, the maturity payment amount per note would equal the principal amount.

On the stated maturity date, you would receive $1,000.00 per note.

This example illustrates that the notes provide for the repayment of the principal amount at maturity even in scenarios in which the value of the Underlier declines significantly from the starting value (subject to issuer credit risk).

PRS-15

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due July 5, 2029

The Underlier

The Dow Jones Industrial Average® is a price-weighted index that seeks to measure the performance of 30 U.S. blue-chip companies. The Dow Jones Industrial Average® covers all industries with the exception of the transportation industry group and the utilities sector. For more information about the Dow Jones Industrial Average®, see “Indices—The Dow Jones Industrial Average®” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the Underlier in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing levels of the Underlier for the period from January 4, 2021 to August 26, 2026. The closing level on August 26, 2026 was 53,463.88. The historical performance of the Underlier should not be taken as an indication of its future performance during the term of the notes.

PRS-16

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due July 5, 2029

Summary of Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the securities, see the section entitled “Canadian Federal Income Tax Consequences” in the accompanying product supplement. Notwithstanding anything to the contrary in the accompanying product supplement, the Canadian tax consequences discussed in the accompanying product supplement do not take into account the proposed amendments to the “hybrid mismatch arrangement” rules in the Tax Act released for consultation on July 23, 2026.

PRS-17

Market Linked Notes—Upside Participation to a Cap and Principal Return at Maturity Notes Linked to the Dow Jones Industrial Average® due July 5, 2029

United States Federal Income Tax Considerations

If you are U.S. investor, please read the discussion under “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement. The discussion below applies to you only if you are an initial purchaser of the notes acquiring them at their issue price.

In the opinion of our counsel Davis Polk & Wardwell LLP, the notes should be treated as debt for U.S. federal income tax purposes. Based on current market conditions, we intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes. Under this treatment, if you are a U.S. investor you generally will be required to include interest in your taxable income annually, based on a “comparable yield” (as described in the accompanying product supplement), adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. Accordingly, you generally will recognize income with respect to the notes each year even though you will not receive any payment on the notes prior to maturity.

The comparable yield and the “projected payment schedule” (as described in the accompanying product supplement), or information about how to obtain them, will be provided in the final pricing supplement.

You are required to use our determination of the comparable yield and projected payment schedule in determining your interest accruals in respect of the notes, unless you timely disclose and justify the use of other estimates to the Internal Revenue Service (“IRS”).

The comparable yield and the projected payment schedule are relevant only for determining the interest accruals with respect to the notes for U.S. federal income tax purposes. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the notes.

You generally must treat any income realized on a taxable disposition of a note as ordinary interest income. Any loss realized on a taxable disposition of a note generally would be treated as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss.

If you are a non-U.S. investor, please read the discussion in the accompanying product supplement under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to non-U.S. persons with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“Underlying Securities”), or indices that include Underlying Securities. Subject to certain exceptions, Section 871(m) generally applies to financial instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations.

Pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the notes do not have a delta of one with respect to any Underlying Security, the notes should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we and our agents, including WFS and WFA, will not be required to pay any additional amounts with respect to the amounts so withheld. If you are a non-U.S. investor, you should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-18